Exhibit 99.1

For Immediate Release

Jim Tolonen, CFO

Business Objects

+1 408 953 6000

Don Markley

Business Objects

Investor Relations

+1 408 953 6054

don.markley@businessobjects.com

Anne Guimard

Business Objects

European Investor Relations

+33 1 41 25 39 19

aguimard@businessobjects.com

BUSINESS OBJECTS REPORTS RECORD

FIRST QUARTER REVENUE

First quarter revenue up 10% over prior year

San Jose, California; Paris, France—April 23, 2003—Business Objects (Nasdaq: BOBJ; Euronext Paris Euroclear code 12074), the world’s leading provider of business intelligence (BI) solutions, today announced results for the first quarter ended March 31, 2003.

First quarter revenues were $118.5 million, an increase of 10 percent over revenues of $107.5 million for the quarter ended March 31, 2002. Net income for the first quarter was $8.8 million, or $0.14 per diluted share and ADS, compared to net income of $11.0 million, or $0.17 per diluted share and ADS, in the first quarter of the prior year.

“Business Objects’ year-over-year revenue growth and our profitability in the first quarter represent a great achievement, particularly in light of the difficult economic and political environment,” said Bernard Liautaud, chairman and chief executive officer. We posted strong performances in service revenue, and in analytic applications, where license revenue growth exceeded 100 percent year-over-year.”

Software license revenues in the quarter were $56.2 million, a decline of 11 percent from the same period in the prior year. Software license updates and support revenues reached $46.0 million, a 48 percent increase over the same period a year ago, primarily due to high levels of customer maintenance renewal. Professional services revenues were $16.3 million, a 22 percent increase over the prior year, primarily due to strong growth in consulting revenue.

Operating margin in the quarter was 9 percent, compared with an operating margin of 15 percent in the first quarter of the prior year. The decrease in operating margin primarily reflects the company’s increased investment in research and development.

Geographic Region Results

For the first quarter, revenue distribution by region was as follows: the Americas 44 percent, Europe 48 percent, Japan 5 percent and Asia-Pacific 3 percent. Year-over-year revenue growth in dollars for each region was Americas up 1 percent, Europe up 18 percent (down 6 percent in Euros), Japan up 34 percent (up 19 percent in Yen), and Asia-Pacific up 3 percent.

Products: Momentum in Analytic Applications

License revenues for analytic applications were $7.1 million, up 103 percent from the first quarter of 2002. During the quarter, 57 customers purchased analytic applications, including Somerfield Stores, Homebase Ltd., Neiman Marcus, Telecom Italia, and Qwest Communications. The license revenue reported for analytic applications includes only that revenue from the analytic products, and does not include data integration or business intelligence tools revenue that may be linked to the same contracts. “Contributing to the success this quarter in analytic applications was customer acceptance of our new Dashboard Manager product, whose capabilities are key to their enterprise performance management initiatives,” said Liautaud.

Data Integration products contributed $1.6 million in license revenue in the first quarter. Data Integration added 33 new customers in the first quarter, including Carat Crystal, Federal Home Loan Bank of Seattle, Genesys Telecommunications Laboratories, Inc., Sonoma Magazines, and Unilever.

Customer and Contract Highlights

The company also reported the following key data for the first quarter:

•	470 new customers were added; total customer count now exceeds 17,500;

•	5 contracts over $1 million, and 58 between $200,000 and $1 million; this total of 63 license contracts over $200,000 compares to 56 license contracts over $200,000 in the same quarter a year ago;

•	Major customers included Blue Cross Blue Shield of South Carolina, ENI, HCA, Peugeot, Telecom Italia, The Toro Company, and Wells Fargo Home Mortgage;

•	Indirect channels contributed 41 percent of license revenue;

•	At the close of the quarter, the number of quota-carrying sales representatives was 312.

Balance Sheet

As of March 31, 2003, the company had $329 million in cash, cash equivalents, and short-term investments. Total assets were $573 million, compared with $552 million at December 31, 2002.

Foreign Exchange Rate Effects

Business Objects first quarter 2003 reported revenues and expenses were approximately $4 million greater than using average exchange rates in effect in the fourth quarter of 2002, and approximately $10 million greater than using average exchange rates in effect in the first quarter of 2002. Because non-US denominated revenues and expenses were approximately equal, the exchange rate effect was immaterial at the Operating Profit level. On the Balance Sheet, cash increased by approximately $6 million from exchange rate gains during the first quarter of 2003.

Launch of Enterprise 6

Today, the company announced the release of Business Objects Enterprise 6, a new version of the company’s industry-leading BI suite. Enterprise 6 provides Business Objects four key competitive advantages: the industry’s best web query, reporting and analysis; the most advanced and complete suite of analytic applications; the best connectivity to packaged applications; and the most integrated BI suite.

“Enterprise 6 is the new benchmark in business intelligence. We have received very positive customer feedback, as this new suite supports the requirements of customers who want one standard for their entire enterprise,” said Liautaud. “We believe Enterprise 6 will provide new revenue opportunities, both in new business wins, and with existing customers expanding their deployments.”

Important New Partnerships for Enterprise Performance Management

Business Objects and PeopleSoft today announced that PeopleSoft will now resell WebIntelligence®, the web-based query, reporting, and analysis solution from Business Objects, as part of PeopleSoft Enterprise Performance Management (EPM), a suite of applications that provide organizations with real-time visibility into critical business processes. “This important agreement further strengthens our position in the EPM space. Our alliance with PeopleSoft confirms the importance of having business intelligence solutions that are complementary, not competitive, to the leading planning and operations applications,” said Liautaud.

Business Objects also recently announced a new Open Financial Applications Initiative with several partners, including ALG Software, Cartesis, Closedloop Solutions, Comshare, Hyperion, Longview Solutions, OutlookSoft, PeopleSoft, and SRC Software. “Our open solution strategy clearly differentiates Business Objects from the competition, by allowing our customers to choose whichever budgeting, consolidation and financial planning applications best suits their needs,” said Liautaud. “With our partners, we can now address a much larger segment of the market than any other BI company.”

Business Outlook

Management offers the following guidance for the quarter ending June 30, 2003:

Revenue is expected to be in the range of $119 to $123 million.

Diluted earnings per share and ADS are expected to be in the range of $0.14 to $0.18.

While the company is not providing detailed 2003 full year revenue or earnings guidance at this time, management plans are to continue to grow overall revenue by approximately 10 percent, but with a greater than 10 percent full year growth in earnings per share.

This press release contains forward-looking statements, including forward-looking statements regarding the company’s revenue and earnings expectations for the quarter ending June 30, 2003, and the year ending December 31, 2003, the company’s expectation as to the revenue opportunities provided by Enterprise 6, and the company’s relative competitive position in the Enterprise Performance Management market. The forward-looking statements are based on the company’s current expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. The factors that could cause actual results to differ materially include, but are not limited to, the level of demand for the company’s business intelligence solutions, particularly its Enterprise 6 BI suite, changes in customer order patterns, the importance of business intelligence in the business intelligence tools, data integration, and analytic applications markets, unexpected expenses, continued success in technological advances and the ability of the company to adapt to technological changes, the ability of the company to gain acceptance of its products, the company’s reliance on partners and other third party distribution channels to market and distribute its products, the impact of events outside the United States such as fluctuating currency rates, in particular fluctuations of the euro and yen, worldwide economic and political conditions, the ability of the company to protect its intellectual property, litigation involving intellectual property and other issues, and increased competition. For a more complete discussion of these factors and additional risk factors that could materially affect the company’s current and future operating results, see the discussions in the company’s Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. The company undertakes no obligation to update these forward-looking statements at any time or for any reason.

Business Objects will hold a conference call today, hosted by management, at 1:30 p.m. PDT (10:30 p.m. in Paris), to discuss its Q1 2003 results, and the outlook for Q2 and the full year 2003. Investors can call 800.399.7988 (from U.S. and Canada) or 706.634.5428 (from Europe). A replay will be available through April 25, at 800.642.1687 (from U.S. and Canada), or 706.645.9291 (from Europe), both with access code “9624301.” The live Webcast can be accessed at the “Investor” section of the Business Objects web site, www.businessobjects.com—and a replay will be available from the site for 10 days after the call.

About Business Objects

Business Objects is the world’s leading provider of enterprise business intelligence (BI) solutions. Business Objects enables organizations to track, understand, and manage enterprise performance. The Company’s solutions leverage the information that is stored in an array of corporate databases, enterprise resource planning (ERP), and customer relationship management (CRM) systems.

Popular uses of BI include management dashboards and scorecards, enterprise performance management applications, customer intelligence applications, enterprise reporting, financial reporting, and both customer and partner extranets. These solutions enable companies to gain visibility into their business, acquire and retain profitable customers, reduce costs, optimize the supply chain, increase productivity and improve financial performance.

Business Objects provides the industry’s most integrated business intelligence suite, called BusinessObjects Enterprise 6. This suite includes the industry’s best web query, reporting, and analysis; the most advanced and complete suite of analytic applications; and the best connectivity to packaged applications.

Business Objects has more than 17,500 customers in over 80 countries. The company’s stock is publicly traded under the ticker symbols NASDAQ: BOBJ and Euronext Paris (Euroclear code 12074). It is included in the SBF 120 and IT CAC 50 French stock market indexes. Business Objects can be reached at 408-953-6000 and www.businessobjects.com.

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BUSINESSOBJECTS is a trademark of Business Objects S.A. Other company and product names may be trademarks of the respective companies with which they are associated.

BUSINESS OBJECTS S.A.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of US dollars, except per ADS and per share data)

	Three Months Ended March 31,
	2003	2002
	(unaudited)
Revenues:
Software license fees	$56,243	$63,151
Software license updates and support	46,023	31,044
Professional services and other	16,257	13,343

Total revenues	118,523	107,538

Cost of revenues:
License fees	894	543
Services	19,993	17,055

Total cost of revenues	20,887	17,598

Gross margin	97,636	89,940

Operating expenses:
Sales and marketing	56,433	52,183
Research and development	22,579	15,499
General and administrative	8,158	6,162
Goodwill	—	332

Total operating expenses	87,170	74,176

Income from operations	10,466	15,764
Interest and other income, net	3,747	2,012

Income before provision for income taxes	14,213	17,776
Provision for income taxes	(5,401)	(6,755)

Net income	$8,812	$11,021

Net income per ADS and share—basic	$0.14	$0.18

ADS and shares used in computing net income per ADS & per share—basic	62,476	61,473
Net income per ADS and share—diluted	$0.14	$0.17

ADS and shares and common share equivalents used in computing net income per ADS & per share—diluted	63,731	65,390

BUSINESS OBJECTS S.A.

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$290,548	$233,941
Short-term investments	37,999	46,678
Restricted cash, current	18,947	8,654
Accounts receivable, net	70,477	98,623
Deferred taxes, net	12,304	12,920
Other current assets	18,061	14,131

Total current assets	448,336	414,947

Goodwill	75,524	75,416
Other intangible assets, net	10,073	10,810
Property and equipment, net	35,506	37,341
Restricted cash—long term	—	10,254
Deposits and other assets	3,386	3,040

Total assets	$572,825	$551,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,851	$20,105
Accrued payroll and related expenses	38,043	48,537
Deferred revenue	94,446	75,490
Income taxes payable	4,718	7,187
Other current liabilities	30,696	36,398
Notes payable—current portion	11,485	1,717

Total current liabilities	201,239	189,434

Notes and escrow payable	—	9,728
Long-term accrued rent	7,496	7,713

Total shareholders’ equity	364,090	344,933

Total liabilities and shareholders’ equity	$572,825	$551,808

BUSINESS OBJECTS S.A.

CONSOLIDATED CASH FLOW STATEMENT

(In thousands of US dollars)

	Three Months Ended March 31,
	2003	2002
	(unaudited)
Net Cash provided (used in) operating activities
Net income (loss)	$8,812	$11,021
Depreciation and amortization	4,715	4,462
Deferred income taxes	617	71
Changes in operating assets and liabilities
Decrease in accounts receivable	29,751	5,181
Decrease (increase) in current and other assets	(3,686)	(5,159)
Increase (decrease) in accounts payable	1,275	(1,492)
Increase (decrease) in accrued payroll and related expenses	(11,589)	(2,522)
Increase (decrease) in income taxes payable	(2,412)	(5,396)
Increase (decrease) in deferred revenue	18,032	10,226
Increase (decrease) in other current liabilities	(6,216)	(68)

Net cash provided by operating activities	39,299	16,324

Cash flows from investing activities
Purchase of property and equipment	(1,625)	(4,017)
Sales (purchase) of short-term investments	9,404	—

Net cash used for investing activities	7,779	(4,017)

Cash flows from financing activities
Issuance of shares	3,853	10,892

Net cash provided by (used for) financing activities	3,853	10,892

Effect of foreign exchange rate changes on cash and cash equivalents	5,676	(2,184)

Net increase (decrease) in cash and cash equivalents	56,607	21,015
Cash and cash equivalents at the beginning of the period	233,941	240,421

Cash and cash equivalents, end of the period	290,548	261,436
Short-term investments, end of period	37,999	—

Cash and cash equivalents and short term investments, end of the period	$328,547	$261,436

BUSINESS OBJECTS S.A.

Supplemental Information

($ in millions, except where indicated)

(Unaudited)

	2001					2002					2003
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total	Q1
Revenue By Product Line
Software license fees	$60.6	$61.0	$55.3	$72.7	$249.6	$63.3	$60.9	$53.7	$66.1	$244.0	$56.2
Software license update and support	21.7	25.4	27.9	29.8	104.8	31.0	35.4	40.2	43.8	150.4	46.0
Professional services and other	16.0	15.1	16.0	14.3	61.4	13.3	14.9	15.9	16.3	60.4	16.3

Total	$98.3	$101.5	$99.2	$116.8	$415.8	$107.6	$111.2	$109.8	$126.2	$454.8	$118.5

Revenue by Geography
Americas	$34.5	$41.0	$43.1	$45.7	$164.3	$51.2	$57.3	$49.6	$54.8	$212.9	$51.9
Europe	55.1	54.9	49.0	63.2	222.2	49.1	47.0	52.7	63.6	212.4	57.8
Japan	5.6	3.2	4.8	5.3	18.9	4.1	4.2	4.9	4.7	17.9	5.5
Asia Pacific	3.1	2.4	2.3	2.6	10.4	3.2	2.7	2.6	3.1	11.6	3.3

Total	$98.3	$101.5	$99.2	$116.8	$415.8	$107.6	$111.2	$109.8	$126.2	$454.8	$118.5

Direct/Indirect—License Only
Direct	45%	44%	45%	46%	45%	51%	52%	54%	60%	54%	59%
Indirect	55%	56%	55%	54%	55%	49%	48%	46%	40%	46%	41%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Gross Margin %	84%	84%	84%	85%	84%	84%	84%	83%	84%	84%	82%
Operating Profit %	15%	15%	13%	17%	15%	15%	9%	4%	13%	10%	9%
Net Income %	11%	11%	9%	12%	11%	10%	11%	4%	10%	9%	7%
Diluted EPS	$0.16	$0.17	$0.15	$0.22	$0.70	$0.17	$0.18	$0.08	$0.20	$0.63	$0.14

Ending Number of Employees	2,038	2,172	2,211	2,226		2,231	2,194	2,186	2,162		2,145

Days Sales Outstanding	64	66	71	67		68	65	62	70		53